Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Blue Ridge Bankshares, Inc. of our report dated March 10, 2023, except for the effects of the restatement described in Note 23, as to which the date is November 14, 2023 relating to the consolidated financial statements of Blue Ridge Bankshares, Inc. and Subsidiaries, appearing in Annual Report on Form 10-K/A Amendment No. 1 of Blue Ridge Bankshares, Inc. for the year ended December 31, 2022.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

November 14, 2023